Exhibit 107

F-3
(Form Type)

UTIME LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares, $0.0001 par value per share	Rule 457(o)
	Equity	Preferred Shares
	Equity	Debt Securities
	Equity	Warrants
	Equity	Rights
	Equity	Units
								$500,000,000	(1)(2)(3)	0.00014760	$73,800.00
	Equity	Ordinary Shares, $0.0001 par value per share	Rule 457(c)	373,846,160	(1)(5)	$0.241	(4)	$90,096,924.56		0.00014760	13,298.31
		Total Offering Amounts				$590,096,924.56					$87,098.31
		Total Fees Previously Paid									$0
		Total Fee Offsets									$0
		Net Fee Due									$87,098.31

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.

(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $500,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder.

(3)	Pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(4)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($0.25) and low price ($0.232) for the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on April 23, 2024.

(5)	As described in greater detail in the prospectus contained in this registration statement, the Ordinary Shares to be offered for resale by selling shareholders include an aggregate of 373,846,160 Ordinary Shares issued to the investors in connection with a private placement transaction entered into on November 15, 2023.